The South Financial Group

2005 Executive and Director

Deferred Compensation Plan

Amended And Restated Effective December 31, 2008

TABLE OF CONTENTS

Page
ARTICLE 1.	Definitions	1

ARTICLE 2.	Selection, Enrollment, and Eligibility	9
2.1	Selection by Committee	9
2.2	Enrollment Requirements	9
2.3	Eligibility; Commencement of Participation	9
2.4	Termination of Participation and/or Deferrals	9

ARTICLE 3	Deferral Commitments/Company Match Amounts/Vesting/Crediting/Taxes	10
3.1	Minimum Deferrals	10
3.2	Maximum Deferral	10
3.3	Election to Defer; Effect of Election Form	11
3.4	Withholding and Crediting of Annual Deferral Amounts	12
3.5	Transfer and Crediting of Restricted Stock Awards	12
3.6	Annual Company Match Amount	13
3.7	Vesting	13
3.8	Crediting/Debiting of Account Balances	13
3.9	FICA and Other Taxes	16

ARTICLE 4	Deduction Limitation	16
4.1	Deduction Limitation on Benefit Payments	16

ARTICLE 5	In-Service Distribution; Unforeseeable Emergencies	17
5.1	In-Service Distribution	17
5.2	Other Benefits Take Precedence Over In-Service Distributions	17
5.3	Withdrawal Payout/Suspensions for Unforeseeable Emergencies	17

ARTICLE 6	Change In Control Benefit	18
6.1	Change in Control Benefit	18
6.2	Payment of Retirement Benefit	18

ARTICLE 7	Retirement Benefit	18
7.1	Retirement Benefit	18
7.2	Payment of Retirement Benefit	18

ARTICLE 8	Termination Benefit	19
8.1	Termination Benefit	19
8.2	Payment of Termination Benefit	19

ARTICLE 9	Disability Benefit	19
9.1	Deferrals	19
9.2	Continued Eligibility; Disability Benefit	20

ARTICLE 10	Survivor Benefit	20
10.1	Survivor Benefit	20
10.2	Payment of Survivor Benefit	21

ARTICLE 11	Beneficiary Designation	21
11.1	Beneficiary	21
11.2	Beneficiary Designation; Change; Spousal Consent	21
11.3	Acknowledgement	21
11.4	No Beneficiary Designation	21
11.5	Doubt as to Beneficiary	21
11.6	Discharge of Obligations	21

ARTICLE 12	Leave of Absence	21
12.1	Paid Leave of Absence	21
12.2	Unpaid Leave of Absence	22

ARTICLE 13	Termination or Amendment of Plan	22
13.1	Termination	22
13.2	Amendment	23
13.3	Plan Agreement	23
13.4	Effect of Payment	23

ARTICLE 14	Administration	23
14.1	Committee Duties	23
14.2	Administration Upon Change In Control	23
14.3	Agents	24
14.4	Binding Effect of Decisions	24
14.5	Indemnity of Committee	24
14.6	Employer Information	24

ARTICLE 15	Other Benefits and Agreements	24
15.1	Coordination with Other Benefits	24

ARTICLE 16	Claims Procedures	24
16.1	Presentation of Claim	24
16.2	Claims Procedure	24
16.3	Review Procedure	25
16.4	Special Procedures Applicable to Disability Benefits	25
16.5	Legal Action	25

ARTICLE 17	Miscellaneous	26
17.1	Status of Plan	26
17.2	Unsecured General Creditor	26
17.3	Employer's Liability	26
17.4	Nonassignability	26
17.5	Not a Contract of Employment	26
17.6	Furnishing Information	26
17.7	Terms	26
17.8	Captions	26
17.9	Governing Law	27
17.10	Notice	27
17.11	Successors	27
17.12	Spouse's Interest	27

2

17.13	Validity	27
17.14	Incompetent	27
17.15	Acceleration of Payment	27
17.16	Delay of Payment	27
17.17	Compliance With Code Section 409A	28
17.18	Mandatory Cash Out of Small Amounts	28
17.19	Insurance	28
17.20	Legal Fees To Enforce Rights After Change in Control	28

3

THE SOUTH FINANCIAL GROUP

2005 EXECUTIVE AND DIRECTOR

DEFERRED COMPENSATION PLAN

Amended And Restated Effective December 31, 2008

Purpose

The South Financial Group 2005 Executive and Director Deferred Compensation Plan (“Plan”) is entered into effective as of January 1, 2005 and amended and restated effective December 31, 2008, in order to provide specified benefits to a select group of management or highly compensated Employees and Directors who contribute materially to the continued growth, development and future business success of The South Financial Group, Inc., a South Carolina corporation (“Company”), and its subsidiaries, if any, that sponsor this Plan.

The Company also maintains for the benefit of certain Employees and Directors The South Financial Group Executive and Director Deferred Compensation Plan originally dated March 3, 2000, (as amended and/or restated, the “Prior Plan”). In response to the enactment of Code Section 409A, the Prior Plan was frozen as of December 31, 2004 so that the benefits payable under the Prior Plan are limited to those benefits, including earnings accrued after December 31, 2004, that are not subject to Code Section 409A because they were earned and vested as of December 31, 2004 (i.e., they are “grandfathered” within the meaning of Treasury Regulations Section 409A-6(a)(3)(ii) and (iv).

Accordingly, one of the purposes of this Plan is to continue to provide benefits to Participants that would have been payable under the Prior Plan had the Prior Plan not been frozen, subject to such changes as are required because the “non-grandfathered” benefits payable under this Plan are subject to Code Section 409A. The benefits provided under this Plan include not only all amounts deferred on and after January 1, 2005, but also any amounts deferred under the Prior Plan that were not vested as of December 31, 2004.

This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is a “Top Hat” plan within the meaning of Section 201(2), 201(a)(3), and 401(a)(1) of ERISA. As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind of a fiduciary relationship between the Company and any Participant, any Participant’s designated beneficiary, or any other person.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1

“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Match Account balance, and (iii) the Restricted Stock Award Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

4

1.2

“Annual Bonus” shall mean any compensation, other than Base Annual Salary, related to services performed by a Participant during a Plan Year, under any Employer’s Annual Bonus and cash incentive plans, excluding stock options.

1.3	“Annual Company Match Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.
1.4

“Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Annual Bonus, Company Contribution Amount, and Director Fees that a Participant defers in accordance with Article 3 for any one Plan Year. In the event of a Participant’s Retirement, death or a Termination of Employment prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.5

“Annual Installment Method” shall be an annual installment payment (which shall be deemed to be a “single” payment for purposes of Code Section 409A) over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the vested Account Balance of the Participant shall be calculated as of the close of business on or around the date on which the Participant Retires, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the vested Account Balance of the Participant shall be calculated on every applicable anniversary of the date on which the Participant Retires. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition. Subject to Section 3.8, shares of Stock that shall be distributable from The South Financial Group Stock Funds shall be distributable in shares of actual Stock in the same manner previously described. However, the Committee shall round the number of shares down to distribute whole shares of actual Stock.

1.6

“Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.7

“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 11, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.8

“Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.9	“Board” shall mean the board of directors of the Company.
1.10	“Change in Control” shall mean:

5

(a)

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 50% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of Paragraph (c) of this Section 1.10; or

(b)

Individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 1.10(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals then comprising the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purposes any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (“Corporate Transaction”); in each case unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding than any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Corporate Transaction, and (3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction

(d)	The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

6

Notwithstanding the foregoing, an event shall not constitute a “Change in Control” for purposes of Article 6 with respect to a Participant unless it constitutes a “change in control event,” as defined under Section 409A of the Code.

1.11	“Change in Control Benefit” shall have the meaning set forth in Article 6.
1.12	“Claimant” shall have the meaning set forth in Section 16.1.
1.13	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the regulations promulgated thereunder.
1.14	“Committee” shall mean the committee described in Article 14.
1.15	“Company” shall mean The South Financial Group, Inc., a South Carolina corporation and any successor thereto.
1.15A	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5A.
1.16

“Company Match Account” shall mean (i) that portion of a Participant’s Account Balance which is represented by the Participant’s aggregate 10% company match described in Section 3.7 of the Prior Plan, which was transferred to and is being held under the terms of this Plan, as well as any appreciation (or depreciation) specifically attributable to such matching amounts accumulated under the Prior Plan, plus (ii) the sum of the Participant’s Annual Company Match Amounts, plus (iii) amounts credited or debited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Company Match Account, less (iv) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Match Account.

1.17	“Deduction Limitation” shall mean the limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan, as set forth in Article 4.
1.18

“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting and debiting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.19	“Director” shall mean any member of the board of directors of any Employer.
1.20	“Director Fees” shall mean the annual fees paid by any Employer, including retainer fees and meetings fees, as compensation for serving on the board of directors.
1.21

“Disability” or “Disabled” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in (i) the Participant being unable to engage in any substantial gainful activity or (ii) the Participant receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. In addition, the Participant will be deemed disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with a disability insurance program provided the definition of disability applied under such disability insurance program complies with the requirements of the preceding sentence.

1.22	“Disability Benefit” shall mean the benefit set forth in Article 9.

7

1.23

“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan. Notwithstanding anything to the contrary, any subsequent election that delays a payment or changes a form of payment under the Plan as a result of the completion of a new Election Form shall comply with the requirements of Code Section 409A(a)(4)(C).

1.24	“Employee” shall mean a person who is an employee of any Employer.
1.25

“Employer(s)” shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.26	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
1.27	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.28	“In-Service Distribution” shall mean the distribution set forth in Section 5.1.
1.29

“Participant” shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.30	“Person” shall mean any individual, corporation, bank, partnership, joint venture, association, joint stock company, trust, unincorporated corporation or other entity.
1.31

“Plan” shall mean The South Financial Group 2005 Executive and Director Deferred Compensation Plan, as amended and restated effective December 31, 2008, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.32

“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.33	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.
1.34

“Restricted Stock Award(s)” shall mean any performance share grant award that a Participant elects to defer with respect to The South Financial Group, Inc. Long Term Incentive Plan (January 1, 2001); any restricted stock award that a Participant elects to defer with respect to The South Financial Group, Inc. Long Term Incentive Plan; or any restricted stock award that a Participant elects to defer with respect to

8

any other plan or program sponsored by the Company that provides for restricted stock awards and allows Participants to defer receipt of such restricted stock awards. Notwithstanding any other provision of this Plan, Restricted Stock Awards may not be deferred by a Participant after December 31, 2006.

1.35

“Restricted Stock Award Account” shall mean the aggregate value, measured on any given date, of (i) the number of all shares of Stock deferred into the Plan by a Participant as a result of all Restricted Stock Awards, including all such shares of Stock that were deferred into the Prior Plan but which were transferred to and are being held under the terms of this Plan because such shares were not vested as of December 31, 2004 under the Code Section 409A grandfathering rules, plus (ii) the number of additional shares of Stock credited as a result of the deemed reinvestment of dividends in accordance with the applicable crediting provisions of The South Financial Group Common Stock Measurement Fund, less (iii) the number of shares of Stock distributed to the Participant or his or her Beneficiary pursuant to this Plan, subject in each case to any adjustments to the number of such shares determined by the Committee with respect to The South Financial Group Common Stock Measurement Stock Fund pursuant to Section 3.8. This portion of a Participant’s Account Balance shall only be distributable in actual shares of Stock.

1.36

“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, separation from service from all Employers within the meaning of Treasury Regulations Section 1.409A-1(h) (and from all entities that are considered a single employer with the Employers under Code Sections 414(b) and 414(c)), for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of age sixty-five (65), or age fifty-five (55) with five (5) Years of Service; and shall mean with respect to a Director who is not an Employee, severance of his or her directorships with all Employers and related entities as described in the previous sentence. If a Participant is both an Employee and a Director, Retirement shall be deemed to be a Retirement as an Employee under the provisions of this Section 1.36. In other words, Employees who also serve as Directors are only eligible to participate in plans available to them as employees of the Company and are not eligible to participate in plans available to them as Directors.

1.37	“Retirement Benefit” shall mean the benefit set forth in Article 7.
1.38	“Stock” shall mean Company common stock, or any other equity securities of the Company designated by the Committee.
1.39	“Survivor Benefit” shall mean the benefit set forth in Article 10.
1.40	“Termination Benefit” shall mean the benefit set forth in Article 8.
1.41

“Termination of Employment” means the termination of the Executive's employment with the Company and all of its subsidiaries or affiliates that are considered a single employer within the meaning of Code Sections 414(b) and 414(c), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears. Whether a Termination of Employment has occurred is determined based on whether the facts and circumstances indicate that the employer and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Executive has been providing services to the employer less than 36 months).

9

Temporary absences from employment while the Executive is on military leave, sick leave, or other bona fide leave of absence will not be considered a Termination of Employment if the period of such leave does not exceed six months, or if longer, so long as the Executive's right to reemployment with the Company is provided either by statute or by contract. However, if the period of leave exceeds six months and the Executive's right to reemployment is not provided either by statute or by contract, a Termination of Employment is deemed to occur on the first day immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

1.42

“Unforeseeable Emergency” shall mean unforeseeable emergency, consistent with Code Section 409A and the treasury regulations thereunder, that would result in severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, or the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152(a)), (ii) a loss of the Participant’s property due to casualty, or (iii) other such similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The existence of an Unforeseeable Emergency will be determined by the Committee on the basis of the relevant facts and circumstances of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Committee; provided, the Participant will be deemed not to have an Unforeseeable Emergency to the extent that such hardship is or may be relieved:

(i)	Through reimbursement or compensation by insurance or otherwise;
(ii)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or
(iii)	By cessation of deferrals under the Plan.

For example, the purchase of a home and the payment of college tuition generally may not be considered an Unforeseeable Emergency. The imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expense of a Participant’s spouse, a Beneficiary, or a dependent (as defined in Section 152(a), without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an Unforeseeable Emergency.

1.43

“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service.

ARTICLE 2

Selection, Enrollment, and Eligibility

2.1

Selection by Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees (as defined in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) and Directors of the Employer, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees and Directors to participate in the Plan.

10

2.2

Enrollment Requirements. As a condition of participation in the Plan, each selected Employee or Director shall complete, execute and return to the Committee a Plan Agreement, an Election Form for each Plan Year, and a Beneficiary Designation Form for the initial deferral or for any subsequent change in Beneficiary. Deferral elections and Election Forms shall be provided as described in Section 3.3. Also, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary, provided such enrollment requirements are consistent with Code Section 409A and applicable treasury regulations and published regulatory or other guidance.

2.3

Eligibility; Commencement of Participation. Provided an Employee or Director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee or Director shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee or Director fails to meet all such requirements within the period required, in accordance with Sections 2.2 and 3.3, that Employee or Director shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4

Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant who is an Employee no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and is not also a Director, the Committee shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections with respect to future Plan Years.

ARTICLE 3

Deferral Commitments/Company Match Amounts/Vesting/Crediting/Taxes

3.1	Minimum Deferrals.
(a)

Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus, and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary	$1,000
Annual Bonus	$1,000
Director Fees	$1,000

If an election is made for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.

(b)	Restricted Stock Awards. A Participant may elect to defer into the Plan his or her Restricted Stock Awards in the following minimum number of shares for each Plan Year:
Deferral	Minimum Amount
Restricted Stock Awards	100 Shares

If an election is made for less than the stated minimum number of shares, or if no election is made, the shares deferred shall be zero. Notwithstanding any other provision of this Plan, Restricted Stock Awards may not be deferred by a Participant after December 31, 2006.

11

(c)

Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2	Maximum Deferral.
(a)

Annual Deferral Amount. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus, and/or Director Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	80%
Annual Bonus	100%
Director Fees	100%

(b)	Restricted Stock Awards. A Participant may elect to defer into the Plan his or her Restricted Stock Awards up to the following maximum percentage for each Plan Year:
Deferral	Maximum Amount
Restricted Stock Awards	100%

Restricted Stock Awards may also be limited by other terms or conditions set forth in the Company’s applicable Long Term Incentive Plan or other Company-sponsored plan or program that allows Participants to defer receipt of such Restricted Stock Awards. Notwithstanding any other provision of this Plan, Restricted Stock Awards may not be deferred by a Participant after December 31, 2006.

(c)

Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount (i) with respect to Base Annual Salary and Director Fees shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance, and (ii) with respect to Annual Bonus, shall be limited to those amounts deemed eligible for deferral, in the sole discretion of the Committee, provided such discretion is exercised in a manner which is consistent with Code Section 409A and applicable treasury regulations and other published regulatory or other guidance.

3.3	Election to Defer; Effect of Election Form.
(a)

First Plan Year. In the case of the first Plan Year in which a selected Employee or Director becomes eligible to participate in the Plan, he or she may make an irrevocable initial deferral election within thirty (30) days after the date he or she first becomes eligible to participate under this plan or a similar plan as determined under Code Section 409A and related treasury regulations, with respect to compensation paid for services to be rendered subsequent to the election, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, and timely delivered to the Committee and accepted by the Committee. Except as provided in Section 3.3(c), for compensation that is earned based upon a specified performance period (for example, an annual bonus), where a deferral election is made in the first year of eligibility but after the beginning of the performance period, the election will be deemed to apply to compensation paid for services

12

performed after the election if the election applies to no more than the total amount of the compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(b)

Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and subject to Section 5.1(a) such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)

Deferral Election for Performance-Based Compensation. Notwithstanding the preceding, in the case of any “performance-based compensation” based on services performed over a period of at least twelve (12) months as determined by the Committee in accordance with Code Section 409A and regulations and applicable guidance thereunder (including Treasury Regulations Section 1.409A-1(e)), an initial deferral election may be made with respect to such performance-based compensation no later than the date that is six months before the end of the performance period, provided that the Participant performs services continuously from the later of the beginning of the performance period or the date upon which the performance criteria are established through the date the Participant makes an initial deferral election hereunder, and provided further that in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable.

3.4

Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount or deferred Director Fees shall be withheld from each regularly scheduled Base Annual Salary or Director Fees payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary or Director Fees. The Annual Bonus portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts and deferred Director Fees shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant, provided however, that all Base Annual Salary deferrals by Executives into the South Financial Group Common Stock Measurement Fund will be held in the Plan in a cash Measurement Fund, as determined by the Committee in its sole discretion, and reallocated into the South Financial Group Common Stock Measurement Fund on a quarterly basis on the first business day of the second month of each fiscal quarter.

3.5

Transfer and Crediting of Restricted Stock Awards. For each Plan Year prior to January 1, 2007, the Restricted Stock Award that a Participant elects to defer (which deferral must occur on or before December 31, 2006) shall be transferred and credited to the Plan as of the date provided in the plan or program providing the Restricted Stock Award. Shares of stock included in the Restricted Stock Award shall be maintained in The South Financial Group Common Stock Measurement Fund as provided in Section 3.8(c) of the Plan.

13

3. 5A	Company Contribution Amount.
(a)

For each Plan Year, an Employer may credit amounts to a Participant’s Annual Deferral Amount in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant’s Annual Deferral Amount for the applicable Plan Year on the date or dates prescribed by such agreements.

(b)

For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Deferral Amount under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5A(b), if any, shall be credited to the Participant’s Annual Deferral Amount for the applicable Plan Year on a date or dates to be determined by the Committee.

(c)

If not otherwise specified in the Participant’s employment or other agreement entered into between the Participant and the Employer, the amount (or the method or formula for determining the amount) of a Participant’s Company Contribution Amount shall be set forth in writing in one or more documents, which shall be deemed to be incorporated into this Plan in accordance with Section 1.31, no later than the date on which such Company Contribution Amount is credited to the applicable Annual Deferral Amount of the Participant.

3.6

Annual Company Match Amount. For each Plan Year, the Company shall match a Participant’s Annual Deferral Amount up to a maximum of 10% of such deferrals. The Annual Company Match Amount shall be credited to a Participant’s Annual Company Match Account at the same time the Annual Deferral Amounts are made. Notwithstanding this provision, deferred Directors Fees are not eligible for an Annual Company Match. In addition, the Company shall match amounts deferred under The South Financial Group Securities Division Annual Incentive Plan prior to January 1, 2008 at 100% of such deferrals.

3.7	Vesting.
(a)	A Participant shall at all times be 100% vested in his or her Deferral Account.
(b)

A Participant shall not vest in his or her Restricted Stock Award Account until such time or times, and pursuant to the terms and conditions, set forth in the Company-sponsored plan or program that provided the Restricted Stock Award.

(c)

A Participant shall not vest to any extent in an Annual Company Match Amount until the January 1 immediately following the fifth year anniversary of the Annual Company Match Amount, at which point the Participant shall become 100% vested in such Amount, provided that he has remained continuously employed by one or more Employers during such period. For example, for Annual Company Match Amounts made for the 2002 Plan Year, a Participant will vest 100% in those amounts on January 1, 2008 (assuming he was continuously employed by one or more Employers from the 2002 Plan Year through January 1, 2008).

(d)

Notwithstanding anything to the contrary contained in this Section 3.7, in the event of a Change in Control, or upon a Participant’s Retirement, death while employed by an Employer, or Disability, a Participant’s Company Match Account shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).

14

(e)

Notwithstanding subsection 3.7(d) above but subject to Section 3.7(f) below, the vesting schedule for a Participant’s Company Match Account shall not be accelerated to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective. In the event that all of a Participant’s Company Match Account is not vested pursuant to such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Code Section 280G. In such case, the Committee must provide to the Participant within ninety (90) days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company.

(f)

Section 3.7(e) shall not prevent the acceleration of the vesting schedule applicable to a Participant’s Company Match Account if such Participant is entitled to a “gross-up” payment, to eliminate the effect of the Code section 4999 excise tax, pursuant to his or her employment agreement or other agreement entered into between such Participant and the Employer (an “Individual Agreement”); provided that, if a Participant’s Individual Agreement provides for the reduction or forfeiture of certain compensation upon a Change of Control to satisfy the limitations under Section 280G, the Individual Agreement shall control to the extent it satisfies the requirements of Code Section 409A regarding the timing of deferral elections.

3.8

Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)

Measurement Funds. Subject to the restrictions found in Section 3.8.(c) below, the Participant may elect one or more of the measurement funds selected by the Committee, in its sole discretion, which are based on certain mutual funds or publicly traded stocks (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.

(i)

Prime Rate Fund. Amounts deferred into the Prime Rate Measurement Fund shall be credited on a daily basis with an amount equal to an imputed interest on the Deferral Account at a rate that equals the average Prime Lending Rate for the previous calendar year. Such rate shall be determined on an annual basis, not later than January 31 of each Plan Year. In the event that all or a portion of a Deferral Account is remitted to the Participant, payment shall include applicable accrued interest calculated to the date of payment.

(b)

Election of Measurement Funds. Subject to the restrictions found in Section 3.8(c) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) or 3.3(c) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.8(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall automatically be allocated into the Prime Rate Measurement Fund, as determined by the Committee, in its sole discretion. Subject to the restrictions found in Section 3.8(c) below, the Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to

15

each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(c)	The South Financial Group Stock Funds.
(i)

A Participant may allocate any portion of his or her Annual Deferral Amount or Annual Bonus, at the time the deferral election is made, to the TSFG Common Stock Fund Measurement Fund. Restricted Stock Awards and any portion of an Annual Deferral Amount paid in the form of TSFG common stock that are deferred into this Plan shall be allocated to the TSFG Common Stock Measurement Fund. No portion of the Participant’s Account Balance held in either the TSFG Common Stock Measurement Fund or the TSFG Preferred Stock Measurement Fund may be re-allocated out of those Funds to any other Measurement Fund at any time. All distributions will be made in shares of Company Stock only. Notwithstanding the preceding sentence, the Committee may postpone any re-allocation of a Participant’s Account Balance into The South Financial Group Common Stock Fund Measurement Fund or any other transfer that would otherwise be made in a period in which the Participant would be prohibited (by Company policy or otherwise) from acquiring or disposing of equity securities of the Company until after such period has expired.

(ii)

Any stock dividends, cash dividends or other non-cash dividends that would have been payable on the Stock credited to a Participant’s Account Balance (including Restricted Stock Awards deferred into this Plan) shall be credited to the Participant’s Account Balance in the form of additional shares of Stock. Cash dividends paid on shares credited a Participant's Account balance in the TSFG Preferred Stock Measurement Fund will be credited to that Participant's Account Balance in the form of additional shares of Common Stock credited to the TSFG Common Stock Measurement Fund. The number of shares credited to the Participant for a particular stock dividend shall be equal to (a) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (b) the number of additional shares of Stock actually paid as a dividend in respect of each share of Stock. The number of shares credited to the Participant for a particular cash dividend or other non-cash dividend shall be equal to (a) the number of shares of Stock credited to the Participant’s Account Balance as of the payment date for such dividend in respect of each share of Stock, multiplied by (b) the fair market value of the dividend, divided by (c) the “fair market value” of the Stock on the payment date for such dividend.

(iii)

The number of shares of Stock credited to the Participant’s Account Balance shall be adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of Participants’ rights with respect to the portion of his or her Account Balance allocated to the TSFG Common Stock Measurement Fund or the TSFG Preferred Stock Measurement Fund, in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value of the Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Stock to the Participant under Section 3.8.

(iv)	For purposes of this Section 3.8(c), the fair market value of the Stock shall be determined by the Committee in its sole discretion.

16

(d)

Proportionate Allocation. In making any election described in Section 3.8(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(e)

Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, such performance being determined by the Committee in its sole discretion.

(f)

No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company; the Participant shall at all times remain an unsecured creditor of the Company.

3.9	FICA and Other Taxes.
(a)

Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount or a Company Contribution Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and Annual Bonus amounts that are not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount or Company Contribution Amount. If necessary, the Committee may reduce the Annual Deferral Amount or Company Contribution Amount in order to comply with this Section 3.9.

(b)

Restricted Stock Awards. When a Participant’s Restricted Stock Award Account ceases to be subject to a substantial risk of forfeiture, the Participant’s Employer(s) shall withhold from the Participant’s Base Annual Salary and Annual Bonus that are not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. In accordance with Code Section 409A and Section 17.15 of the Plan, the Committee may reduce the Annual Deferred Amount in order to comply with this Section 3.9.

(c)

Company Match Account. When a Participant becomes vested in a portion of his or her Company Match Account, the Participant’s Employer(s) shall withhold from the Participant’s Base Annual Salary and Annual Bonus that are not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. In accordance with Code Section 409A and Section 17.15 of the Plan,, the Committee may reduce the vested portion of the Participant’s Company Match Account, as applicable, in order to comply with this Section 3.9.

(d)

Distributions. The Participant’s Employer(s) shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s) in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s).

17

ARTICLE 4

Deduction Limitation

4.1

Deduction Limitation on Benefit Payments. A payment may be delayed to the extent that the Employer reasonably anticipates that if the payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), provided that the payment is made either during the Participant’s first taxable year in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m) or during the period beginning with the date of the Participant’s Termination of Employment or Retirement and ending on the later of the last day of the taxable year of the Employer which includes the Participant’s Termination of Employment or Retirement or the 15th day of the third month following the Participant’s Termination of Employment or Retirement, and provided further that where any scheduled payment to a Participant in a taxable year is delayed in accordance with this paragraph, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that Participant that could be delayed in accordance with this paragraph are also delayed. Where the payment is delayed to a date on or after the Participant’s Termination of Employment or Retirement, the payment will be considered a payment upon a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and, in the case of a Participant who is a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i) and related Employer procedures), the date that is six months after a Participant’s Termination of Employment or Retirement is substituted for any reference to a Participant’s Termination of Employment or Retirement in the first sentence of this Section 4.1. No election may be provided to a Participant with respect to the timing of the payment under this Section 4.1.

ARTICLE 5

   In-Service Distribution; Unforeseeable Emergencies

5.1	In-Service Distribution.
(a)

In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive an In-Service Distribution from the Plan with respect to all or a portion of (i) the Annual Deferral Amount or (ii) the Annual Company Match Amount. The In-Service Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount and the vested portion of the Annual Company Match Amount that the Participant elected to have distributed as an In-Service Distribution, plus amounts credited or debited in the manner provided in Section 3.8 above on that amount, calculated as of the close of business on or around the date on which the In-Service Distribution becomes payable, as determined by the Committee in its sole discretion. Subject to the other terms and conditions of this Plan, each In-Service Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant. The Plan Year designated by the Participant must be at least three Plan Years after the end of the Plan Year in which the Annual Deferral Amount is actually deferred, or the vested portion of the Annual Company Match Amount is actually contributed. By way of example, if an In-Service Distribution is elected for Annual Deferral Amounts that are deferred in the Plan Year commencing January 1, 2003, the In-Service Distribution would become payable during a sixty (60) day period commencing January 1, 2007. Notwithstanding the language set forth above, the Committee shall, in its sole discretion, adjust the amount distributable as an In-Service Distribution

18

if any portion of the Annual Company Match Amount is unvested on the In-Service Distribution Date.

(b)

Notwithstanding Section 5.1(a), the Participant may make a subsequent election to delay a payment of an In-Service Distribution by submitting a new Election Form to the Committee, provided that such election must comply with Code Section 409A(a)(4)(B) and (i) the election shall not take effect until at least twelve (12) months after the date the election is made, (ii) the payment shall be deferred for a period of at least five (5) years from the date such payment would otherwise have been made, and (iii) the election must made at least twelve (12) months prior to the date any such payment was scheduled to begin.

5.2

Other Benefits Take Precedence Over In-Service Distributions. Subject to the requirements of Code Section 409A(a)(4)(B) and Section 5.1(b), should an event occur that triggers a benefit under Article 6, 7, 8, 9 or 10 prior to an In-Service Distribution, any Annual Deferral Amount or Annual Company Match Amount, plus amounts credited or debited thereon, that is subject to an In-Service Distribution election under Section 5.1 shall not be paid in accordance with Section 5.1 but shall be paid in accordance with the other applicable Article.

5.3

Withdrawal Payout/Suspensions for Unforeseeable Emergencies. If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s vested Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Emergency (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the payout). Notwithstanding any provision in the Plan to the contrary, any payment made pursuant to this Section 5.3 shall comply with Code Section 409A(a)(2)(A)(vi) and the related treasury regulations.

If the Committee, in its sole discretion, approves a Participant’s petition for payout due to an Unforeseeable Emergency, the Participant’s deferral elections for any amounts payable for the remainder of the Plan Year shall be cancelled as of the date of such approval, and the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval. A Participant may re-enroll in the Plan for a subsequent Plan Year by making an annual enrollment in accordance with Section 3.3.

ARTICLE 6

Change in Control Benefit

6.1

Change in Control Benefit. The Participant will receive a Change in Control Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the date of the Change in Control, as selected by the Committee in its sole discretion, if (i) the Participant has elected to receive a Change in Control Benefit, as set forth in Section 6.2 below, and (ii) if a Change in Control occurs prior to the Participant’s Termination of Employment, Retirement, death or Disability.

6.2

Payment of Change in Control Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect on an Election Form whether to (i) receive a Change in Control Benefit, or (ii) have his or her Account Balance remain in the Plan upon the occurrence of a Change in Control and to have his or her Account Balance remain subject to the terms and conditions of the Plan. If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then such Participant’s Account Balance shall remain in the Plan upon a Change in Control and shall be subject to the terms and conditions of the Plan. The Change in Control Benefit, if any, shall be paid to the Participant in a lump sum no later than sixty (60) days after a Change in Control.

19

ARTICLE 7

Retirement Benefit

7.1

Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or around the date on which the Participant Retires, as determined by the Committee in its sole discretion.

7.2

Payment of Retirement Benefit. In connection with each election to defer an Annual Deferral Amount, a Participant shall elect to receive the portion of the Retirement Benefit attributable to such Annual Deferral Amount in a lump sum or pursuant to an Annual Installment Method of up to 20 years (or if elected and distributed on or before December 31, 2007, a combination of lump sum or installments). A Participant who is a Director shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of up to 5 years. The Participant may change his or her election attributable to each Annual Deferral Amount to an allowable alternative payout period or to an allowable alternative form of payment by submitting a new Election Form to the Committee, provided that (i) any such Election Form is submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant’s Retirement and (ii) the payout is deferred for a period of at least five (5) years from the date such payment would otherwise have been made. If a Participant does not make any election with respect to the payment of a portion of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the date on which the Participant Retires. Notwithstanding the above, if the Participant is a “specified employee” of the Company within the meaning of Treasury Regulations Section 1.409A-1(i), any such payments shall be made, or shall commence, within thirty (30) days following the end of the sixth month after the Participant’s Retirement. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the date on which the Participant Retires.

ARTICLE 8

Termination Benefit

8.1

Termination Benefit. A Participant who experiences a Termination of Employment shall receive a Termination Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the Participant experiences a Termination of Employment, as determined by the Committee in its sole discretion.

8.2

Payment of Termination Benefit. The Termination Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the date on which the Participant experiences the Termination of Employment. Notwithstanding the above, if the Participant is a “specified employee” of the Company within the meaning of Treasury Regulations Section 1.409A-1(i), such lump sum payment shall be made within thirty (30) days following the end of the sixth month after the Participant’s Termination of Employment.

ARTICLE 9

Disability Benefit

9.1	Deferrals.
(c)

Deferral During Disability. A Participant who is determined to be suffering from a Disability shall continue to be eligible for the benefits provided in Articles 5, 6, 7, 8, 9 or 10 in accordance with the provisions of those Articles, and any previously elected deferrals of Restricted Stock Awards shall continue to be withheld during the remainder of the Plan Year in which the Participant first suffers the Disability. However, such Disabled Participant shall be excused from fulfilling that portion of the Annual Deferral Amount commitment that would otherwise have been withheld from a

20

Participant’s Base Annual Salary, Annual Bonus, or Director’s Fees. During the remaining period of Disability, the Participant shall not be allowed to make any additional deferral elections, except that deferral elections with respect to Restricted Stock Awards may continue. Notwithstanding the preceding sentence, Restricted Stock Awards may not be deferred by a Participant after December 31, 2006.

(d)

Deferral Following Disability. If a Participant returns to employment with an Employer after a Disability ceases, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment or service and for every Plan Year thereafter while a Participant in the Plan; provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

9.2	Continued Eligibility; Disability Benefit.
(a)

Continued Eligibility. A Participant suffering a Disability shall, for benefit purposes under this Plan, continue to be considered to be employed, or continue in service as a Director, and shall be eligible for the benefits provided for in Articles 5, 6, 7, 8 or 10 in accordance with the provisions of those Articles.

(b)

Deemed Termination of Employment. If a Disabled Participant experiences a Termination of Employment, and such Participant is not otherwise eligible to Retire, the Participant shall be deemed to have experienced a Termination of Employment for purposes of this Plan and will receive a Disability Benefit. The Disability Benefit shall be equal to his or her vested Account Balance, calculated as of the close of business on or around the date on which the Disabled Participant is deemed to have experienced a Termination of Employment, as determined by the Committee in its sole discretion. The Participant shall receive his or her Disability Benefit in a lump sum payment no later than sixty (60) days after the date on which the Committee deems the Disabled Participant to have experienced a Termination of Employment. Notwithstanding the above, if the Participant is a “specified employee” of the Company within the meaning of Treasury Regulations Section 1.409A-1(i), such lump sum payment shall be made within thirty (30) days following the end of the sixth month after the Participant’s Termination of Employment.

(c)

Deemed Retirement. If, in the Committee’s discretion, the Disabled Participant’s employment has terminated, and such Participant is otherwise eligible to Retire, the Participant shall be deemed to have Retired for purposes of this Plan and will receive a Disability Benefit. The Disability Benefit shall be equal to his or her vested Account Balance, calculated as of the close of business on or around the date on which the Participant is deemed to have Retired, as determined by the Committee in its sole discretion. The Participant shall receive his or her Disability Benefit in the same form in which such Participant elected to receive his or her Retirement Benefit. The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the date on which the Disabled Participant is deemed to have Retired. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the date on which the Disabled Participant is deemed to have Retired. Notwithstanding the above, if the Participant is a “specified employee” of the Company within the meaning of Treasury Regulations Section 1.409A-1(i), any such payments shall be made, or shall commence, within thirty (30) days following the sixth month after the Participant’s Retirement. Remaining installments, if any, shall be paid no later than sixty (60) days after each anniversary of the date on which the Participant Retires.

21

ARTICLE 10

Survivor Benefit

10.1

Survivor Benefit. The Participant’s Beneficiary(ies) shall receive a Survivor Benefit upon the Participant’s death which will be equal to (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date of the Participant’s death, as selected by the Committee in its sole discretion, if the Participant dies prior to his or her Retirement, Termination of Employment or Disability, or (ii) the Participant’s unpaid Retirement Benefit or Disability Benefit, calculated as of the close of business on or around the date of the Participant’s death, as selected by the Committee in its sole discretion, if the Participant dies before his or her Retirement Benefit is paid in full.

10.2

Payment of Survivor Benefit. The Survivor Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment no later than sixty (60) days after the Participant’s death. The Committee may require the Participant’s Beneficiary(ies) to show satisfactory proof of the Participant’s death.

ARTICLE 11

Beneficiary Designation

11.1

Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

11.2

Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

11.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.
11.4

No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 11.1, 11.2 and 11.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

11.5

Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

11.6

Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

22

ARTICLE 12

Leave of Absence

12.1

Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer and, if and until, such leave of absence does not constitute a Termination of Employment, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 5, 6, 7, 8, 9 or 10 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount and previously elected deferrals of Restricted Stock Awards shall continue to be withheld during such paid leave of absence in accordance with Section 3.3. Notwithstanding the preceding sentence, Restricted Stock Awards may not be deferred by a Participant after December 31, 2006.

12.2

Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason and, if and until, such leave of absence does not constitute a Termination of Employment, (i) such Participant shall continue to be eligible for the benefits provided in Articles 5, 6, 7, 8, 9 or 10 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount and any previously elected deferrals of Restricted Stock Awards shall continue to be withheld during the remainder of the Plan Year in which the unpaid leave of absence is taken. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections, except that deferral elections with respect to Restricted Stock Awards may continue. Notwithstanding the preceding sentence, Restricted Stock Awards may not be deferred by a Participant after December 31, 2006. If the Participant returns to paid employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan.

ARTICLE 13

Termination or Amendment of Plan

13.1

Termination. The Board reserves the right to terminate the Plan at any time, as permitted under Code Section 409A and its related treasury regulations and other guidance. Upon the termination of the Plan, the Plan Agreements of the affected Participants shall terminate and their vested Account Balances shall be determined (i) as if they had experienced a Termination of Employment on the date of Plan termination; or (ii) if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination. A Participant’s Account Balance shall be paid on the date of Plan termination if and to the extent permitted under Code Section 409A and the regulations thereunder. Notwithstanding the preceding, however, in accordance with Code Section 409A and its related treasury regulations, the Plan may be terminated in the discretion of the Company and benefits paid to Participants in accordance with one of the following:

(i)

the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or

(ii)

the termination of the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); or

(iii)

the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Employer, if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, and all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be

23

aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or

(iv)	such other events and conditions as the IRS may prescribe in generally applicable published regulatory or other guidance under Code Section 409A.

The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

13.2

Amendment. The Board may, at any time, amend or modify the Plan in whole or in part with respect to any or all Employers; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, and (ii) no amendment or modification of Section 14.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. Notwithstanding the foregoing, the Board may amend the Plan retroactively to the extent required to qualify the Plan under Code Section 409A, provided that no such amendment may reduce any Participant’s Account Balance.

13.3

Plan Agreement. Despite the provisions of Sections 13.1 and 13.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

13.4

Effect of Payment. The full payment of the Participant’s vested Account Balance under Articles 5, 6, 7, 8, 9 or 10 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

ARTICLE 14

Administration

14.1

Committee Duties. Except as otherwise provided in this Article 14, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or an Employer.

14.2

Administration Upon Change In Control. For purposes of this Plan, the Committee shall be the “Administrator” at all times prior to the occurrence of a Change in Control. Within one-hundred and twenty (120) days following a Change in Control, an independent third party “Administrator” may be selected by the Compensation Committee of the Board in existence immediately prior to the Change in Control (the “Pre-CoC Compensation Committee”). The Committee, as constituted prior to the Change in Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the one-hundred and twenty (120) day period following the Change in Control. If an independent third party is not selected within one-hundred and twenty (120) days of such Change in Control, the Committee, as described in Section 14.1 above, shall be

24

the Administrator. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan including, but not limited to benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan assets or select any investment manager or custodial firm for the Plan. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) only with the approval of the Pre-CoC Compensation Committee. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

14.3

Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

14.4

Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

14.5

Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

14.6

Employer Information. To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 15

Other Benefits and Agreements

15.1

Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. Code Section 409A applies to certain amounts which were deferred under the Prior Plan but which were not vested as of December 31, 2004. To the extent required by Code Section 409A and the regulations and guidance promulgated thereunder, such amounts shall be governed by the provisions of this Plan instead of by the Prior Plan, with payout conditions roughly equivalent to the payouts elected under the Prior Plan.

25

ARTICLE 16

Claims Procedures

16.1

Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. The claim must state with particularity the determination desired by the Claimant.

16.2

Claims Procedure. The Committee shall notify any person or entity that makes a claim against the Plan in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Committee determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

16.3

Review Procedure. If the Claimant is determined by the Committee not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt of the notice issued by the Committee. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Committee of the petition, the Committee shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Committee verbally or in writing. Claimant (or counsel) shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Committee, but notice of this deferral shall be given to the Claimant.

16.4

Special Procedures Applicable to Disability Benefits. If a claim for benefits under the Plan is contingent on a determination by the Committee (or its designee) that the Participant suffers from a Disability, the Claimant shall receive a written response to the initial claim from the Committee within 45 days, rather than 90 days. If special circumstances require an extension, the Committee shall notify the Claimant within the 45-day processing period that additional time is needed. If the Committee requests additional information so it can process the claim, the Claimant will have at least 45 days in which to provide the information. Otherwise, the initial extension cannot exceed 30 days. If circumstances require further extension, the Committee will again notify the Claimant, this time before the end of the initial 30-day extension. The notice will state the date a decision can be expected. In no event will a decision be postponed beyond an additional 30 days after the end of the first 30-day extension. The Claimant may request a review of the Committee’s decision regarding the Disability claim within 180 days, rather than 60 days. The review must be conducted by a fiduciary different from the fiduciary who originally denied the claim, and the fiduciary also cannot be subordinate to the fiduciary who originally denied the claim. If the

26

original denial of the claim was based on a medical judgment, the reviewing fiduciary must consult with an appropriate health care professional who was not consulted on the original claim and who is not subordinate to someone who was The review must identify the medical or vocational experts consulted on the original claim. The Claimant may request, in writing, a list of those medical or vocational experts. The Claimant will receive notice of the reviewing fiduciary’s final decision regarding the Disability claim within 45 days, rather than 60 days, of the request for review.

16.5

Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 16 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 17

Miscellaneous

17.1

Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

17.2

Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3

Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4

Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5

Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6

Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

27

17.7

Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
17.9

Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of South Carolina without regard to its conflicts of laws principles.

17.10

Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

The South Financial Group, Inc. 104 South Main Street
Poinsett Plaza
Greenville, South Carolina 29601

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11

Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

17.12

Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

17.13

Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14

Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15

Acceleration of Payment. The time or schedule of payment of a benefit hereunder may only be accelerated upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payment to a person other than the Participant to the extent necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)), payment of FICA tax and income tax on wages imposed on any

28

amounts under this Agreement, or payment of the amount required to be included in income for the Participants of Code Section 409A with respect to the Participant.

17.16

Delay of Payment. The Company may delay payment of a benefit hereunder upon such events and conditions as the IRS may permit in generally applicable published regulatory or other guidance under Code Section 409A, including, without limitation, payments that the Company reasonably anticipates will be subject to the application of Code Section 162(m) as provided in Section 4.1, or will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment would not cause such a violation.

17.17

Compliance With Code Section 409A. The Plan is intended to comply with the requirements of Code Section 409A and the treasury regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related treasury regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations until the Plan is appropriately amended to comply with such requirements.

17.18

Mandatory Cash Out of Small Accounts. Notwithstanding any provision herein to the contrary, a Participant’s benefit under the Plan and all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2) (“Aggregated Plans”) shall be paid in a mandatory lump sum payment in cash, or Stock in the case of investment in a TSFG Stock Measurement Fund, if, at the time the Participant’s benefit is scheduled to be paid or commence to be paid, the payment under the Plan and all Aggregated Plans is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) and the payment results in the termination and liquidation of the Participant’s interest under the Plan and all Aggregated Plans.

17.19

Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Employer may choose. The Employers shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

17.20

Legal Fees To Enforce Rights After Change in Control. The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be composed of new members) or a shareholder of the Company or the Participant’s Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant’s Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant’s Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant’s Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant’s Employer irrevocably authorize such Participant to retain counsel, for a period extending for the lifetime of the Participant and thereafter for five years, of his or her choice at the expense of the Company and the Participant’s Employer (who shall be

29

jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant’s Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant’s Employer or any successor thereto in any jurisdiction. The amount of such legal expenses that the Employer is obligated to pay in any given calendar year shall not affect the legal expenses that the Employer is obligated to pay in any other calendar year, and the Participant’s right to have the Employer pay such legal expenses may not be liquidated or exchanged for any other benefit.

IN WITNESS WHEREOF, the Company has signed this Plan document as of December 11, 2008.

THE SOUTH FINANCIAL GROUP, INC.

By: /s/ James R. Gordon

Title: Sr. Executive Vice President

30